Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276122, Registration Statement No. 333-260789, Registration Statement No. 333-105715, Registration Statement No. 33-53968, and Registration Statement No. 333-170208 of Union Pacific Corporation on Form S-8 of our report dated June 26, 2026, relating to the financial statements and financial statement schedule of Union Pacific Agreement Employee 401(k) Retirement Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Agreement Employee 401(k) Retirement Thrift Plan for the year ended December 31, 2025.

/s/Deloitte & Touche, LLP

Omaha, Nebraska
June 26, 2026